Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

McEwen Mining Inc.

We consent to the use of our report, dated December 15, 2017, with respect to the carve-out financial statements of the Black Fox Complex, incorporated by reference into the Registration Statements (No. 333-204693, No. 333-179144, No. 333-179143, No. 333-144563, No. 333-144569 and No. 333-112269) on Form S-8 and the Registration Statement (No. 333-204668) on Form S-3 of McEwen Mining Inc.

Our report dated December 15, 2017 contains an emphasis of matter paragraph that Black Fox Complex has no committed sources of financing and is dependent on financing from its parent to fund its future operations that raises substantial doubt about its ability to continue as a going concern. The carve-out financial statements do not include any adjustments that might result from the outcome of that uncertainty.  Our opinion is not modified with respect to this matter.

Our report dated December 15, 2017 also contains an other matter paragraph, which describes the basis of preparation used in the carve-out financial statements.  Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

December 15, 2017

Toronto, Canada